NEW AGE ALPHA ADVISORS, LLC

CODE OF ETHICS

I.	Statement of Principles

The Company’s Code of Ethics has been designed in accordance with Rule 204A-1 of the Investment Advisers Act of 1940 and the requirements of Rule 17J-1 of the Investment Company Act of 1940. The Company’s Code of Ethics is premised on the importance of the principles of integrity, honesty and trust in the conduct of the Company’s business. The Company, and each of its Supervised Persons, has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of clients. All Supervised Persons must abide by their fiduciary obligations and shall:

•	Conduct themselves with honesty and integrity;

•	Place the interests of clients first;

•	Refrain from interests that conflict with the interests of clients;

•	Avoid circumstances that might adversely affect or appear to affect the duty of loyalty to clients; and

•	Exercise independent professional judgment in the investment decision-making process.

II.	Definitions for the Code of Ethics

Supervised Persons are:

•	The Company’s members, managing directors, officers, and all of its employees:
•	Any other person who provides advice on behalf of the Company’s and is subject to the Company’s supervision and control; and
•	Independent contractors.

Portfolio Management Access Persons are:

•	Supervised Persons that have access to non-public information regarding any Client’s purchase or sale of securities; and
•	Supervised Persons that have access to non-public information regarding any Client’s portfolio holdings.

For purposes of personal securities reporting, the Company considers the Supervised or Portfolio Management Access Persons defined above to also include the person’s immediate family (including any relative by blood or marriage living in the person’s household) and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

Reportable Securities shall mean all securities except:

i.	Direct obligations of the United States government;

ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

iii.	Shares issued by money market funds;

iv.	Shares issued by open-end mutual funds, other than Reportable Funds; and

v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are Reportable Funds.

Exchange Traded Products, (ETPs) including exchange traded notes, (ETNs), exchange traded funds, (ETFs), closed end funds and exchange traded derivative contracts are considered Reportable Securities under the Code.

Reportable Funds shall mean any open-end mutual fund for which the Company serves as an investment adviser or sub-adviser.

If there is any question as to whether a security is reportable under this Code, the Supervised Person should consult with the CCO for clarification before entering any trade for their personal account.

III.	Standards of Conduct

A.	Compliance with Law

1.	Supervised Persons shall comply with all applicable state and federal securities laws (the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm - Leach Bliley Act, and any rules adopted by the Securities and Exchange Commission under any of these Acts, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury).

2.	Supervised Persons shall not, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a client:

•	Defraud such client in any manner;

•	Mislead such client, including by making a statement that omits material facts;

•	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

•	Engage in any manipulative practice with respect to such client; or

•	Engage in any manipulative practice with respect to securities, including price manipulation.

B.	Personal Securities Holdings and Transactions

1.	Supervised Persons must abide by the principle that the interests of clients come first and that all investment opportunities must be offered first to clients.

2.	Supervised Persons shall not compete with any client trade by using knowledge about pending or currently considered client securities transactions, to profit personally, directly or indirectly, as a result of such transactions.

3.	Supervised Persons shall not engage in (or refrain from) transactions in client accounts for personal benefit or engage in personal securities transactions that disadvantage clients.

4.	All Supervised Persons shall refrain from inappropriately favoring one client over another in breach of fiduciary duties.

All Supervised Persons must review and abide by the Company’s policies and procedures regarding personal securities holdings and transactions.

Reporting and Record-Keeping Requirements

1.	Holdings Reports. All Supervised Persons are required to timely submit to the CCO accurate and complete personal securities holdings reports. The CCO shall review and maintain with the books and records of the Company, the personal securities holdings reports submitted, which holdings reports must include the following information:

a.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security;

b.	The name of the broker, dealer or bank where an account is maintained in which any securities are held; and

c.	The date the report is submitted.

2.	Transaction Reports. All Supervised Persons are required to timely submit to the CCO accurate and complete quarterly personal securities transaction reports. The CCO shall review and maintain with the books and records of the Company, the personal securities transactions reports submitted, which reports must include the following information:

a.	The title, and as applicable, exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and the principal amount of the security involved;

b.	The date and nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	The price at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through which the transaction was effected; and

e.	The date of the report.

Reporting Due Dates:

Personal securities holdings reports must initially be submitted to the CCO no later than ten (10) days from the date a person becomes a Supervised Person of the Company (the information must be current as of a date no more than forty-five (45) days prior to the date the person becomes a Supervised Person) and thereafter, annually on a date set by the Company (the information must be current as of a date no more than forty-five (45) days prior to the date the report was submitted).

Personal securities transactions reports must be submitted to the CCO no more than thirty (30) days following the end of each calendar quarter.

Disclosure. The report form shall contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the Company or its IARs have any direct or indirect beneficial ownership in the security.

Exceptions. Exceptions to the reporting and record-keeping requirements are as follows:

b.	Transactions effected in any account over which the Supervised Person does not have any direct or indirect influence or control. Note: If the Supervised Person has an account that is managed on a full discretionary trading basis by a registered investment adviser, the Supervised Person must not be allowed to trade in the account or hold unsupervised assets in the account in order to meet the requirement of “no direct or indirect influence or control;”

c.	Transactions effected pursuant to an automatic investment plan;

d.	Transactions in a security that is not a Reportable Security.

B.	Pre-Approval of Transactions

The CCO shall pre-approve all Supervised Person’s securities transactions in initial public offerings and limited offerings in writing, as well as review all personal securities transactions involving the Company and its Supervised Persons on a quarterly basis.

The CCO shall pre-approve all Portfolio Management Access Person’s securities transactions in Reportable Securities. This will be in addition to the pre-approval process for initial public offerings and limited offerings for Portfolio Management Access Persons.

If a request for pre-approval is granted, the CCO shall document the reasons for such approval. A request for pre-approval of a personal securities transactions submitted by the CCO may be reviewed by another officer of the Company (if any). All approved transactions are in effect solely for the business day on which approval was requested. If the person decides not to execute the transaction on the day pre-approval is given or the entire trade is not executed, a new request for pre-approval must be made.

(See “Request for Securities Transaction” in Supplemental Documents Section.)

Holding Period. Any Supervised Person or Portfolio Management Access Person who purchases a security pursuant to the “Pre-Approval” process is required to hold such security for a minimum of 30 days.

A. Black Out Periods

Supervised Persons are restricted from personally buying or selling Reportable Securities that the Company, on behalf of client accounts, has purchased or sold, or is contemplating purchase or sale, over the prior 3-day or prospective 3-day period.

C.	Compliance with Policy Prohibiting Insider Trading

All Supervised Persons must review and abide by the Company’s policy prohibiting trading, either personally or on behalf of others, while in possession of material, nonpublic information and prohibiting Supervised Persons from communicating material nonpublic information to others in violation of law.

(See, Compliance Manual, Sec. XIV, Insider Trading.)

D.	Professionalism and Competence

All Supervised Persons shall use reasonable care and exercise independent professional judgment in carrying out their responsibilities on behalf of the Company.

E.	Requirement to Promptly Report Violations

1.	Supervised Persons are required to promptly report any suspected violations of the Code of Ethics to the Chief Compliance Officer.

2.	The Company shall promptly review and/or conduct an investigation into the factual basis for any report of a violation of the Code of Ethics. The Company will try to ensure the confidentiality of the identity of the reporting person to the extent possible under the circumstances if consistent with applicable law.

III.	Disciplinary Action for Violations of Code of Ethics

Violations of the Code of Ethics (including a failure to make a report of a violation while having knowledge of any violations of the Code of Ethics) shall constitute a violation subject to disciplinary action, including sanctions, suspension, termination of employment and referral to governmental authorities for criminal prosecution or other action.

IV.	Certification Requirement

A.                 Receipt of Code of Ethics. All Supervised Persons upon commencement of employment with the Company shall be provided with a copy of the Compliance Manual (which includes the Code of Ethics) and required disclosure forms such as the Initial Holdings Report thereafter, as amended or supplemented.

B.                 Acknowledgment and Certification. All Supervised Persons, when first hired and annually thereafter, and when amendments to the Code of Ethics are made, shall acknowledge and certify that he or she:

•	Has received a copy of the Code of Ethics (and any amendments) and agrees to abide by the Code of Ethics;

•	Did not engage in any conduct that violated the Code of Ethics; and

•	Understands that violations of the Code of Ethics may result in disciplinary action, including sanctions, suspension, termination of employment or referral to governmental authorities for criminal prosecution or other action.

V.	Further Information

Should there be any question whether any proposed activity, transaction or course of conduct or any circumstances may give rise to a violation of the Code of Ethics, all Supervised Persons should consult with the Chief Compliance Officer.